Exhibit 99.1

Contact:	William I. Wunderlich
Chief Financial Officer
(561) 988-9456 ext 201

FOR IMMEDIATE RELEASE

AutoInfo, Inc. Announces Increased in Credit Facility with Regions Bank

Boca Raton, FL – May 3, 2011 – AutoInfo, Inc. (OTC BB:AUTO), a non-asset based third party logistics service provider, today announced that it has entered into a modification agreement with respect to its credit facility with Regions Bank increasing the facility from $ 30 to $35 Million. The amended credit facility provides for interest at LIBOR plus from 1.75% to 2.25% based upon certain financial ratios, eliminates the interest rate floor of 3% and matures on June 30, 2014.

Harry Wachtel, President, stated, “We are extremely pleased to announce we have secured this increase in our facility and we value our relationship with Regions Bank.  The completion of this transaction is a reflection on our growth, strong financial position and track record.  This credit facility will support our working capital needs as we continue to grow and implement our business strategies.  In addition, it will enable us to seek out acquisitions and other expansion opportunities that will, in conjunction with the expansion of our agent network, fuel our future growth.”

AutoInfo, Inc. operates in two business segments, non-asset based transportation services and agent support services. The non-asset based transportation services segment includes our brokerage and contract carrier services which are provided through a network of independent sales agents throughout the United States and Canada.

This release contains “forward-looking statements” based on current expectations but involving known and unknown risks and uncertainties.  Actual results or achievements may be materially different from those expected or implied.  The Company’s plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company.  Therefore, there can be no assurance that forward-looking statements will prove to be accurate.